Exhibit 99.1

                                                            Investor Inquiries:
                                                            Gregory C. Thompson
                                                            (440) 329-6111



NEWS RELEASE


INVACARE CORPORATION REPORTS FIRST QUARTER EARNINGS

ELYRIA, Ohio - (April 27, 2006) - Invacare Corporation (NYSE: IVC) today announced its financial results for the first quarter ended March 31, 2006.

CONSOLIDATED RESULTS
Earnings per share* for the quarter decreased to $0.24 versus $0.42 for the first quarter last year, excluding the impact of a pre-tax $3.5 million charge ($2.4 million after tax or $0.08 per share) related to restructuring activities. Net earnings* for the quarter, excluding the charge related to restructuring activities, were $7.6 million versus $13.5 million for the first quarter last year. Including the charge, earnings per share for the first quarter were $0.16 and net earnings were $5.2 million. Net sales for the quarter decreased 2% to $361.7 million versus $370.9 million last year.

The decline in performance was due to continuing Medicare reimbursement pressures and uncertainties, continuing price reductions driven by low-cost Asian product, and to the residual impact of the fourth quarter enterprise resource planning system (ERP) implementation that adversely affected high-margin products such as custom power and custom manual wheelchairs. In addition, interest expense increased due to higher interest rates.

The Company remains focused on its previously announced cost reduction and profit improvement initiatives, which are on track. In the first quarter, restructuring expenses totaled $3.5 million and related primarily to severance costs in North America operations. Since the Company initiated its cost reduction actions in July 2005, it has eliminated approximately 400 positions. In addition, we continue to accelerate our sourcing of products from Asia and transfer manufacturing to our wholly-owned Chinese facilities.

Net sales declined on a reported basis by 2%. Acquisitions added two percentage points to net sales for the quarter and this was offset by a two percentage point decrease resulting from foreign currency translation.

Gross margin as a percentage of net sales for the first quarter was lower by 1.5 percentage points compared to last year's first quarter due to the sales decline in the higher margin custom power and custom manual product segments and continuing pricing pressures in standard products.

SG&A expense on a reported basis was $83.4 million versus $84.0 million in the first quarter last year. Foreign currency reduced SG&A by three percentage points while acquisitions partially offset this by increasing SG&A two percentage points.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "The dual pressures of increasing Asian competition along with uncertain Medicare reimbursement changes continue to negatively impact our North American business. As a result of these negative impacts, we continue to be focused on cost reduction as our top priority."

NORTH AMERICA
For the quarter, North American net sales decreased slightly to $250.0 million versus $250.9 million last year. Foreign currency accounted for less than a 1% increase, while acquisitions contributed 1% for the quarter.

Sales of rehab products, including acquisitions, increased 5% for the quarter. Excluding acquisitions, rehab equipment sales decreased 2% as Medicare eligibility issues and related reimbursement pressures continued. Sales of consumer power wheelchairs were down 1% versus last year's first quarter. Custom power wheelchairs and custom manual wheelchairs were down 6% and 8%, respectively, as we continued to rebuild the order pipeline adversely impacted by the ERP implementation in the fourth quarter.

Sales of standard products decreased 7% for the quarter, with particular weakness in manual wheelchairs and patient aids (canes, walkers, crutches) due to continuing low-cost Asian imports driving further price reductions.

Respiratory products sales declined 5% for the quarter. Strong sales of oxygen concentrators were offset by a decline in the HomeFill(TM) oxygen system product line, attributable to significantly reduced purchases from National providers in this year's first quarter versus last year. Small providers and independents continued to increase their HomeFill purchases by 3%; however this was more than offset by lower purchases from National providers. Recently announced reimbursement changes and further proposed changes in President Bush's fiscal 2007 budget have created uncertainty and negatively impacted the HomeFill revenues by causing providers to reduce capital investment in this new technology.

Invacare Supply Group (ISG) continued to grow with a 4% sales increase as it continues to broaden its product offering and channels of distribution. Invacare Continuing Care Group (ICCG) sales increased by 3% for the quarter.

For the quarter, earnings before income taxes decreased to $9.2 million versus $20.7 million last year due to the revenue declines in key sectors mentioned above along with lower gross margins and restructuring costs.


EUROPE
For the quarter, European net sales decreased 6% to $95.5 million versus $102.1 million last year. Foreign currency accounted for nine percentage points of the net sales decrease, while acquisitions contributed two percentage points for the quarter. We continue to experience some weakness in our German business in the Invacare wheelchair product lines due to reimbursement pressures, but saw strong performance in a number of other countries. For the quarter, earnings before income taxes declined to $3.7 million versus $3.9 million last year.

ASIA/PACIFIC
For the quarter, Asia/Pacific net sales decreased 10% to $16.2 million versus $17.9 million last year. Foreign currency accounted for seven percentage points of the net sales decline, while acquisitions contributed two percentage points for the quarter. For the quarter, earnings before income taxes reflected a loss of $1.4 million versus a loss of $1.7 million last year. Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers.

FINANCIAL CONDITION
At the end of the first quarter, total debt outstanding was $521 million, bringing debt-to-total-capitalization to 40.7%, an improvement over the 41.7% ratio at the end of last year. Days sales outstanding were 69 days versus 66 days in the first quarter of last year. Inventory turns were 4.7 versus 4.9 in the same period last year. The Company is in the process of securing financing to convert a portion of its floating interest rate exposure to 10-year fixed interest rate debt and expects to finalize this in the second quarter. Once complete, approximately 40% of the Company's debt will be at a fixed rate, versus 10% at present. The Company generated $4 million of free cash flow** in the quarter, an improvement of $16 million versus the same period last year. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment, net of proceeds from sales of property and equipment.

OUTLOOK
Reimbursement uncertainties continue to negatively impact the core North American businesses. The Centers for Medicare and Medicaid Services (CMS) has recently released new guidelines on power wheelchair eligibility, effective June 5, 2006. The guidelines affirm face-to-face physician examinations with required documentation provided by the physician to equipment providers within 45 days thereafter. However, there is still uncertainty regarding CMS' finalization of new reimbursement codes and a determination of reimbursement levels. Separately, there is no further progress in determining the level of reimbursement for ongoing service of oxygen products as part of the recently enacted 36 month capped rental period. Adding to the uncertainty is the suggestion that President Bush's 2007 budget proposal contemplates possible further reduction in the capped rental period for oxygen therapy.

As a result of these reimbursement issues, along with increasing volumes of low-cost Asian product, the Company is reducing its estimated net sales increase for 2006 to between 1% and 3% from its prior guidance of an increase between 4% and 6%. The new net sales guidance excludes any impact from foreign currency and acquisitions. The Company is reaffirming its earlier earnings per share guidance of between $2.00 and $2.10, excluding restructuring charges and the impact of any new acquisitions in 2006. The second quarter results are expected to be somewhat improved sequentially over the first quarter with the bulk of the improvement in the second half of the year as a result of the following variables (listed from highest to lowest in impact):

     >>   Manufacturing   cost   reduction    activities   including   headcount
          reductions, transferring production to China, and engineered product cost reductions.

     >> Normal seasonal increase in International businesses in the second half of the year.

     >> Continued soft sales in the U.S. adjusted for scheduled new product introductions and normal fourth quarter 2006 revenues as compared to the abnormally low fourth quarter 2005 revenues due to the ERP implementation.

This earnings per share range includes the impact from the stock option accounting Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123R") issued by the Financial Accounting Standards Board. The impact of SFAS 123R on earnings per share for 2006 is estimated to be $0.05.

The Company anticipates its free cash flow** for the year will be between $70 million and $80 million, which will be used to reduce debt and also be available for acquisitions.

Commenting on the Company's anticipated results, Mixon said, "We are disappointed with the sales performance in the first quarter and expect the challenges from Medicare reimbursement and further pricing pressures from low-cost Asian imports to continue. We remain focused on cost reduction as our top priority including:

     >> Execution of the previously communicated multi-year plan to reduce global manufacturing and distribution costs by $30 million annually by 2008.

     >> Transferring additional manufacturing to China and increasing the Asian sourcing of products. We expect the total cost of products coming from Asia to exceed $200 million in 2006, an increase of over 60% compared to 2005. We continue to achieve approximately 20% savings from these transfers.

     >> Continue to cost reduce the design and engineering of our products to address the reimbursement and pricing realities.

We expect to see significant benefits starting in the second half of 2006 from these on-going initiatives. Management is energized to accelerate these cost reduction activities and position the Company for strong earnings growth in the second half of the year even with little sales growth. The fundamentals of the industry are still crystal clear with the graying of the population and cost benefits of home care. These disruptions caused by poor policy decisions even more poorly executed will be resolved. The problems experienced during the fourth quarter 2005 ERP implementation are largely behind us. Our cost reduction activities will transform us into a lean and agile company and restore our profitability and growth trends to historical levels."


*All references to financial measures that exclude the impact of the restructuring charges are non-GAAP financial measures and are reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Free Cash Flow reconciliation in this press release.

**Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government budgetary and reimbursement issues at both the federal and state level (including those that affect the sales of and margins on product, along with the viability of customers), the ongoing implementation of the Company's North American enterprise resource planning system, the ability to develop and sell new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, the ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions , the orderly completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.


                                       ###

                      INVACARE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                             Three Months Ended
                                                                                  March 31,
        (In thousands, except per share data)                                2006           2005
        ----------------------------------------------------------------------------------------
        Net sales                                                        $361,704       $370,944
        Cost of products sold                                             259,901*       261,100
                                                                          -------        -------
             Gross profit                                                 101,803        109,844
        Selling, general and administrative expense                        83,390         83,962
        Charge related to restructuring activities                          3,157              -
        Interest expense - net                                              7,819          5,992
                                                                          -------        -------
             Earnings before income taxes                                   7,437         19,890
        Income taxes                                                        2,230          6,345
                                                                          -------        -------
        Net earnings                                                     $  5,207        $13,545
                                                                          =======        =======

        Net earnings per share - basic                                      $0.16          $0.43
                                                                           ======         ======
        Weighted average shares outstanding - basic                        31,731         31,359
                                                                           ======         ======

        Net earnings per share - assuming dilution                          $0.16          $0.42
                                                                           ======         ======
        Weighted average shares outstanding - assuming dilution            32,190         32,534
                                                                           ======         ======

     * Cost of products sold includes inventory markdowns resulting from restructuring of $296 for the three month period ending March 31, 2006.

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $24,880,000 for the three months ended March 31, 2006 and $22,758,000 for the same period a year ago.

The information by segment is as follows:

                                                                             Three Months Ended
                                                                                  March 31,
           (In thousands)                                                    2006           2005
           -------------------------------------------------------------------------------------
           Revenues from external customers
                North America                                            $249,975       $250,940
                Europe                                                     95,546        102,091
                Asia/Pacific                                               16,183         17,913
                                                                          -------        -------
                Consolidated                                             $361,704       $370,944
                                                                          =======        =======

           Earnings (loss) before income taxes
                North America                                           $   9,170       $ 20,725
                Europe                                                      3,692          3,882
                Asia/Pacific                                               (1,398)        (1,704)
                All Other                                                  (4,027)        (3,013)
                                                                          -------        -------
                Consolidated                                            $   7,437       $ 19,890
                                                                          =======        =======

All Other consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                          INVACARE CORPORATION AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                March 31, 2006      December 31,     March 31, 2005
(In thousands)                                                    (unaudited)           2005          (unaudited)
-------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                    $11,700           $ 25,876            $17,037
Trade receivables - net                                             284,504            287,955            282,801
Inventories - net                                                   181,007            176,925            183,585
Deferred income taxes and other current assets                       85,097             79,891             68,472
                                                                     ------             ------             ------
     Total Current Assets                                           562,308            570,647            551,895

Other Assets                                                        154,420            155,227            149,762
Plant and equipment - net                                           172,676            176,206            191,972
Goodwill                                                            723,190            720,873            723,571
                                                                    -------            -------            -------
     Total Assets                                                $1,612,594         $1,622,953         $1,617,200
                                                                 ==========         ==========         ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $130,582           $133,106           $130,928
Accrued expenses                                                    106,719            106,214             85,332
Accrued income taxes                                                 11,339             13,340              6,999
Short-term debt and current maturities of long-term
debt                                                                 80,323             80,228              1,746
                                                                     ------             ------              -----
     Total Current Liabilities                                      328,963            332,888            225,005

Long-Term Debt                                                      440,832            457,753            552,990
Other Long-Term obligations                                          83,153             79,624             74,285

Shareholders' Equity                                                759,646            752,688            764,920
                                                                    -------            -------            -------
     Total Liabilities and Shareholders' Equity                  $1,612,594         $1,622,953         $1,617,200
                                                                 ==========         ==========         ==========

                      INVACARE CORPORATION AND SUBSIDIARIES
                 RECONCILIATION FROM NET CASH PROVIDED (USED) BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                                               Three Months Ended
                                                                                    March 31,
           (In thousands)                                                      2006           2005
           ---------------------------------------------------------------------------------------
           Net cash provided (used) by operating activities               $   8,089       $ (3,474)
           Less:
           Purchases of property and equipment, net                          (4,536)        (8,907)
                                                                          ---------      ---------
           Free Cash Flow                                                 $   3,553       $(12,381)
                                                                          =========      =========

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).

                                   INVACARE CORPORATION AND SUBSIDIARIES
                       RECONCILIATION FROM NET EARNINGS AND DILUTED EARNINGS PER SHARE
                       TO NET EARNINGS AND DILUTED EARNINGS PER SHARE EXCLUDING CHARGE
                                RELATED TO RESTRUCTURING ACTIVITIES (UNAUDITED)


                                                                             Three Months Ended
                                                                                  March 31,
      (In thousands)                                                         2006           2005
      ------------------------------------------------------------------------------------------
      Net earnings                                                       $  5,207        $13,545
      Plus:
      Charge related to restructuring activities - after tax                2,417              -
                                                                         --------       --------
      Net earnings excluding charge related to restructuring             $  7,624        $13,545
      activities                                                         ========       ========

      Weighted average shares outstanding - assuming dilution              32,190         32,534
      Net earnings per share excluding charge related to
      restructuring activities - assuming dilution                          $0.24          $0.42
                                                                         ========       ========

      Charge related to restructuring activities*                         $ 3,453    $         -
      Tax rate related to charge                                             30.0%             -
      Charge related to restructuring activities - after tax             $  2,417    $         -
                                                                         ========       ========

     * Cost of products sold includes inventory markdowns resulting from restructuring of $296 for the three month period ending March 31, 2006.